UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): August 6, 2015
MILLER ENERGY RESOURCES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Tennessee
(State or Other Jurisdiction of Incorporation)

001-34732	62-1028629
(Commission File Number)	(IRS Employer Identification No.)

9721 Cogdill Road, Suite 302
Knoxville, TN 37932
(Address of Principal Executive Offices)

(865) 223-6575
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

On August 6, 2015, Mr. David M. Hall, Chief Operating Officer of Miller Energy Resources, Inc. (the “Company”) and Chief Executive Officer of Cook Inlet Energy, Inc. ("CIE"), the Company's wholly-owned Alaskan subsidiary, tendered his resignation from both positions.

Also on August 6, 2015, the Company's Board of Directors appointed Mr. Leland Tate, 68, as Interim Chief Operating Officer of the Company. Mr. Tate has been serving as Senior Vice President of Operations of CIE since March of 2015, and will continue in that capacity as well. Mr. Tate serves pursuant to an at-will employment agreement with CIE, dated March 9, 2015, pursuant to which he receives an annual base salary of $350,000 in addition to other benefits that are generally available to CIE's other executives.

Since October 2014, Mr. Tate has served as the founder and manager of Tatetech Oil & Gas, LLC (“Tatetech”). Tatetech provided consulting services to the Company from October 2014 until Mr. Tate joined CIE in March 2015. During fiscal year 2015, the Company paid Tatetech approximately $220,477.00 for consulting services. Prior to founding Tatetech, Mr. Tate served in various executive-level roles at ATP Oil & Gas Corporation since 2000, including President, Chief Operating Officer and Senior Vice President Engineering. From 1969 until 2000, Mr. Tate served in various executive-level roles at Atlantic Richfield Company ("ARCO"), including Vice President, Senior Vice President and Director of Operations at various entities within ARCO. The Company appointed Mr. Tate as its Interim Chief Operating Officer due to his string experience at ARCO and his contributions to our operations while Tatetech was a consultant.

Item 7.01	Regulation FD Disclosure.
In its earnings release issued on July 29, 2015, the Company stated that it did not intend to file for bankruptcy given its then current circumstances. The Company wishes to provide an update to that statement in light of recent events. As the Company has made additional progress in its capital repositioning efforts since the date of that earnings release, it believes that the filing of the Involuntary Petition (as defined below) was unwarranted and continues to believe that bankruptcy would be suboptimal for its shareholders, creditors, employees and its State of Alaska partner, in addition to it potentially having an adverse impact on the gas markets in the Cook Inlet area of Alaska.

Item 8.01	Other Matters.
On August 6, 2015, the Securities and Exchange Commission (the "SEC") filed a civil action in an administrative proceeding (the “SEC Civil Action”) against the Company, Paul W. Boyd, the Company’s former Chief Financial Officer, and David M. Hall, the Company’s former Chief Operating Officer, alleging that the Company overvalued oil and gas properties it acquired in Alaska in late 2009 and that, as a result, the Company’s financial reports were materially misstated. A former partner of Sherb & Co LLP, the firm that performed the Company’s audit for fiscal year 2010, has also been named as a defendant in the SEC Civil Action. The matter will be scheduled for a public hearing before an administrative law judge for proceedings to adjudicate the allegations and determine what, if any, remedial actions are appropriate. The Company intends to vigorously oppose the claims.
On August 6, 2015, an Involuntary Petition was filed in the United States Bankruptcy Court, District of Alaska, against CIE under Chapter 11 of the Bankruptcy Code (the "Involuntary Petition"). The Involuntary Petition was filed by Baker Hughes Oilfield Operations, Inc., M-I, LLC d/b/a MI-SWACO and Schlumberger Technology Corporation, each a creditor of CIE, claiming $1,399,251.87, $478,219.01 and $742,084.27, respectively. It is the Company's understanding that the Involuntary Petition was initiated by Baker Hughes Oilfield Operations, Inc. in response to the SEC Civil Action against the Company. The Company has been in talks with representatives of two of the creditors regarding dismissing the Involuntary Petition, although no agreement to dismiss the Involuntary Petition has been reached as of the time of this filing.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 10, 2015	Miller Energy Resources, Inc.
By: /s/ Carl F. Giesler, Jr.
Carl F. Giesler, Jr.
Chief Executive Officer